Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and “Financial Statements and Experts”, and to the use of our reports dated July 10, 2006 with respect to Dreyfus Premier California Tax Exempt Bond Fund, Inc. and May 4, 2006 with respect to Dreyfus California Intermediate Municipal Bond Fund, which are incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Premier California Tax Exempt Bond Fund, Inc.

ERNST & YOUNG LLP

New York, New York
November 21, 2006